ENDORSEMENT

SIMPLE INDIVIDUAL RETIREMENT ANNUITY PROVISIONS

SIMPLE INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This contract is established as a Savings Incentive Match Plan for Employees of Small Employers Individual Retirement Annuity ("SIMPLE IRA") as defined in Section 408 of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision pursuant to the Owner's request in the Application. Accordingly, this endorsement is attached to and made part of the Contract as of its Issue Date or, if later, the date shown below. Notwithstanding any other provisions of the Contract to the contrary, the following provisions shall apply.

RESTRICTIONS ON SIMPLE INDIVIDUAL RETIREMENT ANNUITY

To ensure treatment as a SIMPLE IRA, this Contract will be subject to the requirements of Code Section 408, which are briefly summarized below:

  The Contract is established for the exclusive benefit of the Owner or his or her beneficiaries. The Owner shall be the Annuitant.

  The Contract shall be nontransferable and the entire interest of the Owner in the Contract is nonforfeitable.

  (a)  Notwithstanding any provision of this IRA to the contrary, the distribution of the Owner's interest in the IRA shall be made in accordance with the requirements of Code §408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under section 4(c)) must satisfy the requirements of Code §408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d) below and section 4.

  (b)  The entire interest of the owner for whose benefit the contract is maintained will commence to be distributed no later than the first day of April following the calendar year in which such owner attains age 70 1/2 (the "required beginning date") over (a) the life of such Owner or the lives of such Owner and his or her designated beneficiary or (b) a period certain not extending beyond the life expectancy of such Owner or the joint and last survivor expectancy of such Owner and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of §1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of §1.401(a)(9)-6T.

  (c)  The distribution periods described in paragraph (b) above cannot exceed the periods specified in §1.401(a)(9)-6T of the Temporary Income Tax Regulations.

  (d)  The first required payment can be made as late as April 1 of the year following the year the Owner attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

  (a)  Death On or After Required Distributions Commence. If the Owner dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract option chosen.

  (b)  Death Before Required Distributions Commence. If the Owner dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

  (1)  If the designated beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner's death, or, if elected, in accordance with paragraph (b)(3) below.

  (2)  If the Owner's sole designated beneficiary is the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (b)(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b)(3) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

  (3)  If there is no designated beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(2) above).

  (4)  Life expectancy is determined using the Single Life Table in Q&A-1 of §1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (2) and reduced by 1 for each subsequent year.

  (c)  The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of §1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

  (d)  For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on the Owner's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of §1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

  (e)  If the sole designated beneficiary is the Owner's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA (permitted under the contribution rules for SIMPLE IRAs as if the surviving spouse were the owner) or fails to take required distributions as a beneficiary.

  If the Owner dies before his or her entire interest has been distributed and if the designated beneficiary is not the Owner's surviving spouse, no additional contributions may be accepted in the Contract.

  The owner of two or more traditional IRAs may satisfy the minimum distribution requirements described above by taking from one traditional IRA the amount required to satisfy the requirement for another in accordance with the regulations under section 408(a)(6).

  This Contract does not require fixed contributions. Any refund of premiums (other than those attributable to excess contributions) will be applied before the close of the calendar year following the year of the refund toward the payment of future premiums or the purchase of additional benefits.

  This SIMPLE IRA will accept only a cash contribution made by an employer on behalf of the Owner under a SIMPLE IRA plan that meets the requirements of §408(p) of the Internal Revenue Code or any successor provision in which the Owner is a participant. The annual premium shall not exceed amounts allowable under the terms of the SIMPLE plan except that a rollover contribution or a transfer of assets from another SIMPLE IRA of the Owner will be accepted. No other contributions will be accepted.

  Notwithstanding any Contract provisions to the contrary, no amount may be borrowed under the Contract and no portion may be used as security for a loan.

  Annuity Payments may not begin before the Annuitant attains the age of 59 1/2 without incurring a penalty tax except in the situations described in Section 72(t) of the code.

  The Company shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue. If contributions made on behalf of the Owner under a SIMPLE IRA plan maintained by the Owner's employer are received directly by the Company from the employer, the Company will provide the employer with the summary description required by Code §408(l)(2)(B).

  Prior to the expiration of the 2-year period beginning on the date the Owner first participated in any SIMPLE IRA plan maintained by the Owner's employer, any rollover or transfer by the Owner of funds from this SIMPLE IRA must be made to another SIMPLE IRA of the Owner. Any distribution of funds to the Owner during this 2-year period may be subject to a 25-percent additional tax if the Owner does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, the Owner may roll over or transfer funds to any IRA of the Owner that is qualified under Code §408(a), (b) or (p), or to another eligible retirement plan described in Code §402(c)(8)(B).

  If this SIMPLE IRA is maintained by a designated financial institution (within the meaning of Code §408(p)(7)) under the terms of a SIMPLE IRA plan of the Owner's employer, the Owner must be permitted to transfer the Owner's balance without cost or penalty (within the meaning of §408(p)(7)) to another IRA of the Owner that is qualified under §408(a), (b) or (p), or to another eligible retirement plan described in Code §402(c)(8)(B).

SECURITY BENEFIT LIFE INSURANCE COMPANY

J. Michael Keefer
Secretary

Endorsement Effective Date
(If Other Than Contract Date)

4453C-5S (R9-03)